EXHIBIT 99.1

[LOGO]

NEWS RELEASE

CONTACT:
-------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice: 860-610-6002
Fax:   860-610-6001

                                                      For Immediate Release
                                                      ---------------------

                       FARMSTEAD TELEPHONE GROUP, INC.
                REPORTS SECOND QUARTER 2005 OPERATING RESULTS

                 Company also reports revenue growth of 55%

EAST HARTFORD, CT, August 4, 2005. Farmstead Telephone Group, Inc. (AMEX:FTG) announced operating results for the second quarter ended June 30, 2005.

      For the quarter ended June 30, 2005, revenues were $4,483,000, a 55 percent increase over reported revenues of $2,889,000 for Q2 2004. The Company reported a net loss for the quarter of $474,000, or $(0.14) per share, compared with a net loss of $414,000 or $(0.12) per share, in 2004. The net loss for the 2005 quarter included one-time as well as recurring expenses incurred in connection with the formation of its wholly owned subsidiary, One IP Voice, and the development of its product offerings. The Company attributed its Q2 2005 improved revenue results to increased market penetration for its products and services as a result of its first quarter national launch of its Small to Medium Business (SMB) group, which is targeting businesses with under 200 employees, as well as improved gross margin contributions from this segment.

      Jean-Marc Stiegemeier, Farmstead's Chairman and CEO commented "Our second quarter results illustrate that our strategic efforts continue to be successful. The primary drivers in our improved results were attributable to an increased revenue contribution from our SMB group, improved gross margins and increased system sales to large enterprise customers. Other significant accomplishments included:

      * We recorded a profit in June 2005, which was our first profitable month since May 2003.
      *  Q2 2005 was the highest revenue quarter since Q3 2002.
      *  Q2 2005 gross margin increased to 30%, verses 21% for Q2 2004.
      * The beginning of the investment and build out of the One IP Voice hosted platform which is expected to be fully deployed for beta testing by September 2005.
      * Finalized the deployment of our 'One Net' Wide Area network (WAN), offering last mile connectivity for voice, data and video nationwide and Canada.
      * Provided the financial markets with 'financial estimates' projections. This represents the first 'go forward' estimates provided to the financial markets in years.

      Since assuming the responsibilities of Chief Executive Officer on October 1, 2004, Farmstead has focused its efforts in two specific areas.
The first was to return the Company's 'core' business to profitability, and the second was to strategically re-direct the Company to become a carrier based provider of Voice Over Intelligent Protocol (tm) (VOIP) solutions to the under 200 employee (SMB) marketplace. To date we have made significant progress in stabilizing and growing the Company's 'core' business, and our Hosted One IP Voice offering is on schedule to be deployed nationally in September. As we continue to improve the operating results of our 'core' business we are also transitioning Farmstead to become a carrier based provider of Hosted telecommunications services which will include; Hosted IP Centrex and IP Trunking, bundled with private One
IP Voice, One Net, 'Last Mile' connectivity on a national basis, long distance calling, On Net calling, local area calling, 911 capabilities, and Wide Area Network (WAN) that includes voice, data and video connectivity.
As we execute our strategic redirection, we will continue to build a strong leadership team that is empowered to increase shareholder value."

About Farmstead
---------------

      Farmstead Telephone Group, Inc. is a national provider of telecommunications systems and services. As an Avaya partner it offers systems design, installation and services on a national basis. The Company is currently deploying its carrier based Hosted offerings through its One IP Voice subsidiary. Once the One IP Voice platform is fully deployed the Company intends to become the largest provider of Hosted telecommunications services to the SMB market nationally. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

                          Farmstead Telephone Group
                            Financial Highlights


                            Quarter ended June 30,     Six months ended June 30,
                           ------------------------    -------------------------
                              2005          2004          2005           2004
                           ----------    ----------    -----------    ----------

Revenues                   $4,483,000    $2,889,000    $ 6,892,000    $6,295,000
Net Loss                   $ (474,000)   $ (414,000)   $(1,112,000)   $ (755,000)
Basic and Diluted Net
 Loss Per Share                $(0.14)       $(0.12)        $(0.33)       $(0.23)

Weighted Average Shares
 Outstanding                3,353,000     3,316,000      3,340,000     3,314,000

We are interested in your feedback and comments. To respond to questions from our management team, click here:
http://www.b2i.us/sendFeedBack.asp?B=1042&RL=7853&S=12204

To add yourself to our email distribution list, click here:
http://www.b2i.us/frame.asp?BzID=1042&to=ea&Nav=1&S=0&L=1

Investor Contact:
Alex Lewis or Dave Gentry
Aurelius Consulting Group
407-644-4256
info@aurcg.com
http://www.runonideas.com

                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.